 Tidal ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 211 and Amendment No. 212 to the Registration Statement on Form N-1A of Tidal ETF Trust for the Leatherback Long/Short Absolute Return ETF and Leatherback Long/Short Alternative Yield ETF and to the use of our report dated October 30, 2023 on the financial statements and financial highlights of Leatherback Long/Short Alternative Yield ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 19, 2023